EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

LA JOLLA PHARMACEUTICAL COMPANY

La Jolla Pharmaceutical Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Corporation is: La Jolla Pharmaceutical Company.

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that the Corporation is authorized to issue is 175,000,000; the number of shares of Preferred Stock that the Corporation is authorized to issue is 8,000,000. The Board is hereby authorized to issue the shares of Preferred Stock in one or more series, to fix the number of shares of any such series of Preferred Stock, to determine the designation of any such series, and to fix the rights, preferences, and privileges and the qualifications, limitations or restrictions of the series of Preferred Stock to the full extent permitted under the Delaware General Corporation Law. The authority of the Board with respect to any series of Preferred Stock shall include, without limitation, the power to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, and the liquidation preferences and the number of shares constituting any such additional series and the designation thereof, or any of them; and to increase or decrease the number of authorized shares of any series subsequent to the issue of that series, but not below the number of  shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. All shares of the Common Stock and the Preferred Stock shall have a par value of $0.01 per share.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 19th day of May, 2005.

/s/ Gail A. Sloan

Gail A. Sloan Vice President of Finance and Secretary